FOR IMMEDIATE RELEASE		November 3, 2016
Media Contact: Analyst Contact:	Alan Bunnell, (602) 250-3376 Ted Geisler, (602) 250-3200 Chalese Haraldsen, (602) 250-5643
Website:	pinnaclewest.com

PINNACLE WEST REPORTS THIRD-QUARTER EARNINGS

•	Milder-than-normal weather impacts quarterly results

•	Customer growth continues to be a positive driver

•	Company affirms full-year 2016 earnings guidance

PHOENIX - Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders for the 2016 third quarter of $263.0 million, or $2.35 per diluted share. This result compares with net income of $257.1 million, or $2.30 per share, for the same period a year ago.

“Our quarterly financial performance was solid despite the impact of abnormally mild temperatures in August and September compared to historical weather trends,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “Customer count and electricity sales are growing year to date, operational excellence remains a hallmark of our company, and our employees continue to control costs without sacrificing top-tier reliability for our nearly 1.2 million customers. As a result, we remain optimistic that we will meet our full-year earnings guidance range.”

The 2016 third-quarter results comparison was positively impacted by the following factors:

•	Higher lost fixed cost recovery revenue and an increase in transmission revenues improved earnings by $0.09 per share compared to the 2015 third quarter.

•	Lower operating expenses contributed to earnings by $0.02 per share.

•
Retail electricity sales improved earnings $0.02 per share due to customer growth and changes in customer usage patterns and related pricing. Compared to the same quarter a year ago, weather-normalized retail sales were flat, while total customer growth increased 1.4 percent quarter over quarter.

These positive factors were partially offset by the effects of weather variations, which impacted results by $0.09 per share compared to the year-ago period.

Despite the second-hottest July on record, the other two months in the quarter were marked by unusually cooler-than-normal temperatures. August was the third-mildest in the last twenty years, and September was the second-mildest over the same period. As a result, the average high temperature for this year’s third quarter was 103.0 degrees - 1.3 percent lower than last year’s quarter and 1.2 percent below normal based on a rolling 10-year average. The resulting impact was that residential cooling degree-days (a measure of the effects of weather) were 8 percent worse than last year’s third quarter and 6 percent lower than normal 10-year averages.

Financial Outlook
For 2016, the Company continues to expect its on-going consolidated earnings will be within a range of $3.90 to $4.10 per diluted share, on a weather-normalized basis, and to achieve a consolidated earned return on average common equity of more than 9.5 percent.

Key factors and assumptions underlying the 2016 outlook can be found in the third-quarter 2016 earnings presentation slides on the Company’s website at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2016 third-quarter results, as well as recent developments, at 12 noon ET (9 a.m. AZ time) today, November 3. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Thursday, November 10, 2016, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering conference ID number 10086.

Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of more than $15 billion, about 6,200 megawatts of generating capacity and 6,400 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining high reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, seasonality, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

•
new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory policy, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on and of debt and equity capital investment;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, including in real estate markets;

•	the development of new technologies which may affect electric sales or delivery;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;

•
the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations; and

•	restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2016	2015	2016	2015

Operating Revenues	$ 1,166,922	$ 1,199,146	$ 2,759,483	$ 2,761,013

Operating Expenses
Fuel and purchased power	336,120	363,847	832,253	868,561
Operations and maintenance	217,568	220,449	703,042	646,358
Depreciation and amortization	120,428	125,625	362,977	369,313
Taxes other than income taxes	41,284	43,241	125,902	129,489
Other expenses	264	873	2,141	2,524
Total	715,664	754,035	2,026,315	2,016,245

Operating Income	451,258	445,111	733,168	744,768

Other Income (Deductions)
Allowance for equity funds used during construction	10,194	7,645	31,079	26,214
Other income	71	139	385	549
Other expense	(5,205)	(5,538)	(12,085)	(12,433)
Total	5,060	2,246	19,379	14,330

Interest Expense
Interest charges	51,293	49,342	154,886	146,069
Allowance for borrowed funds used during construction	(4,321)	(3,518)	(14,849)	(12,056)
Total	46,972	45,824	140,037	134,013

Income Before Income Taxes	409,346	401,533	612,510	625,085

Income Taxes	141,446	139,555	209,102	214,873

Net Income	267,900	261,978	403,408	410,212

Less: Net income attributable to noncontrolling interests	4,873	4,862	14,620	14,072

Net Income Attributable To Common Shareholders	$ 263,027	$ 257,116	$ 388,788	$ 396,140

Weighted-Average Common Shares Outstanding - Basic	111,416	111,036	111,363	110,984

Weighted-Average Common Shares Outstanding - Diluted	112,100	111,616	111,987	111,490

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 2.36	$ 2.32	$ 3.49	$ 3.57
Net income attributable to common shareholders - diluted	$ 2.35	$ 2.30	$ 3.47	$ 3.55